Exhibit 99.1

China Automotive Systems Reports Record Annual Revenue, and a 81.2% Increase
in Diluted Net Income Per Share to $1.25 in Fiscal Year 2023

- Electric Power Steering (“EPS”) Sales Increased by 24.6% in 2023 -

WUHAN, China, March 28, 2024 -- China Automotive Systems, Inc. (NASDAQ: CAAS) (“CAAS” or the “Company”), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the fourth quarter and the audited results for the fiscal year ended December 31, 2023.

Fourth Quarter 2023 Highlights

●	Net sales increased by 23.6% year-over-year to $159.2 million

●	Gross profit increased by 38.8% to $34.7 million from $25.0 million. Gross margin increased to 21.8% from 19.4% in the fourth quarter of 2022

●	Operating income was $13.6 million, compared with an operating loss of $2.6 million in the fourth quarter of 2022

●	Net income attributable to parent company’s common shareholders increased by 153.5% to $10.9 million, or diluted net income per share of $0.36, compared to net income of $4.3 million, or diluted net income per share of $0.14 in the fourth quarter of 2022.

Fiscal Year 2023 Highlights

●	Net sales increased by 8.8% to an annual record of $576.4 million compared to $529.6 million in 2022

●	Gross profit increased by 24.5% to $103.8 million compared to $83.4 million in 2022. Gross margin increased to 18.0% from 15.7% in 2022

●	Operating income increased by 390.0% to $39.2 million compared to $8.0 million in 2022

●	Diluted net income per share increased by 81.2% to $1.25 in 2023 compared to $0.69 in 2022

●	Total cash and cash equivalents, pledged cash and short-term investments were $166.3 million at year end

●	Net cash flow provided by operating activities was $19.9 million in 2023.

Mr. Qizhou Wu, Chief Executive Officer of CAAS, commented, “Despite weak GDP data from China, we are very proud of finishing 2023 on a high note. Our revenue and profit growth accelerated in the fourth quarter. We posted a 24.6% increase in our electric power steering (“EPS”) products which now accounts for 33.8% of total net sales in 2023. Our sales in Brazil rose by 22.9% in 2023. This strong growth in Brazil offsets weakness in North America in 2023. On our product side, we are encouraged by the growing sales of our EPS products and better economy-of-scale that boosted our bottom line.”

“In the first two months of 2024, automobile sales in China increased 11.1% according to statistics from CAAM. We expect our North America business to recover in 2024 and domestic China market to stabilize. We remain optimistic about our market positions as many of our Chinese OEM customers are preparing for aggressive global expansion,” Mr. Wu concluded.

Mr. Jie Li, Chief Financial Officer of CAAS, commented, “We entered 2023 with a modest goal but we overachieved it, by not only improving our product mix and controlling costs, but also regaining revenue growth. Our balance sheet remains strong with total cash and cash equivalents, pledged cash and short-term investments reaching $166.3 million at year end, or approximately $5.50 per share. Our current ratio is almost 1.5 on December 31, 2023. Net cash provided by operating activities was $19.9 million while capital expenditures were $21.7 million in 2023.”

Fourth Quarter of 2023

In the fourth quarter of 2023, net sales increased by 23.6% to $159.2 million compared to $128.8 million in the same quarter of 2022. The net sales increase was mainly due to a change in the product mix and higher demand for passenger automobiles and commercial vehicles in the fourth quarter of 2023 compared to the fourth quarter of 2022.

Gross profit increased by 38.8% to $34.7 million in the fourth quarter of 2023, compared to $25.0 million in the fourth quarter of 2022. Gross margin in the fourth quarter of 2023 was 21.8% compared to 19.4% in the fourth quarter of 2022, primarily due to a change in product mix.

Selling expenses were $4.6 million in the fourth quarter of 2023, which is stable compared with $4.6 million in the fourth quarter of 2022. Selling expenses represented 2.9% of net sales in the fourth quarter of 2023, compared to 3.6% in the fourth quarter of 2022.

General and administrative expenses (“G&A expenses”) were $9.4 million in the fourth quarter of 2023, compared to $10.8 million in the same period in 2022. G&A expenses represented 5.9% of net sales in the fourth quarter of 2023, compared to 8.4% of net sales in the fourth quarter of 2022.

Research and development expenses (“R&D expenses”) were $9.3 million in the fourth quarter of 2023, compared to $10.6 million in the fourth quarter of 2022. R&D expenses represented 5.8% of net sales in the fourth quarter of 2023, compared to 8.2% in the fourth quarter of 2022, mainly due to a decrease in new product development expenses for the traditional products.

Operating income was $13.6 million in the fourth quarter of 2023, compared to a loss from operations of $2.6 million in the fourth quarter of 2022. Higher operating income was primarily due to increased gross profit and lower operating expenses in the 2023 fourth quarter compared with the same period last year.

Interest expense was $0.3 million in both the fourth quarter of 2023 and 2022.

Financial income was $1.0 million in the fourth quarter of 2023, compared to $1.4 million in the fourth quarter of 2022, due to lower foreign exchange gains.

Income before income tax expenses and equity in earnings of affiliated companies was $15.0 million in the fourth quarter of 2023, compared to a loss of $2.7 million in the fourth quarter of 2022.

Income tax expense was $2.1 million in the fourth quarter of 2023, compared to an income benefit of $1.9 million in the fourth quarter of 2022.

Net income attributable to parent company’s common shareholders rose by 153.5% to $10.9 million in the fourth quarter of 2023 compared to net income attributable to parent company’s common shareholders of $4.3 million in the fourth quarter of 2022. Diluted income per share was $0.36 in the fourth quarter of 2023, compared to diluted income per share of $0.14 in the fourth quarter of 2022.

The weighted average number of diluted common shares outstanding was 30,189,421 in the fourth quarter of 2023, compared with 30,229,987 in the fourth quarter of 2022.

Fiscal Year 2023

Net sales increased by 8.8% to $576.4 million in 2023, compared to $529.6 million in 2022. This increase was mainly due to higher sales of passenger vehicles in China, as total sales of the Company’s EPS systems increased by 24.6% year-over-year and sales of the Henglong subsidiary’s vehicle steering systems to the Chinese passenger vehicle market increased by 10.1% year-over-year. Brazil Henglong’s net sales grew by 22.9% year-over-year to $48.3 million in 2023. This growth partially offset an 8.5% year-over-year sales reduction by North American customers in 2023. EPS sales represented 33.8% of total revenue in 2023 compared to 29.5% in 2022.

Gross profit in 2023 increased by 24.5% year-over-year to $103.8 million, compared to $83.4 million in 2022. The gross margin increased to 18.0% from 15.7% in 2022 mainly due to a change in our product mix for the year ended December 31, 2023.

Net gain on other sales in 2023 increased to $5.8 million, compared to $3.7 million in 2022 mainly due to an increased R&D revenue.

Selling expenses declined by 7.7% year-over-year to $15.6 million in 2023, compared to $16.9 million in 20221, mainly due to a decrease in transportation expense. Selling expenses represented 2.7% of net sales in 2023, compared to 3.2% in 2022.

G&A expenses decreased by 2.3% year-over-year to $25.5 million in 2023, compared to $26.1 million in 2022. G&A expenses represented 4.4% of net sales in 2023, compared to 4.9% of net sales in 2022. This decrease was mainly due to mainly due to the decrease of allowances for credit losses.

R&D expenses declined by 19.1% to $29.2 million in 2023, compared to $36.1 million in 2022. The decrease was primarily due to the decreased R&D activities for new projects of the traditional products. R&D expenses were 5.1% of net sales in 2023, compared to 6.8% of net sales in 2022.

Operating income increased by 390.0% to $39.2 million in 2023, compared to $8.0 million in 2022. The increase in operating income was mainly due to a 24.5% increase in gross profits combined with an 11.1% decrease in operating expenses.

Interest expense was $1.0 million in 2023, compared to $1.5 million in 2022, primarily due to the decrease in borrowing rates.

Net financial income was $4.7 million in 2023, compared to net financial income of $10.8 million in 2022, primarily due to a decrease in the foreign exchange gains contributed by the foreign exchange volatility in 2023.

Income before income tax expenses and equity in earnings of affiliated companies rose by 109.6% to $48.2 million, compared to $23.0 million in 2022. The change was primarily due to higher operating income in 2023.

Income tax expense was $5.1 million in 2023, as compared to $3.1 million for the year ended December 31, 2022, representing an increase of $2.0 million, which is mainly due to the increase in GILTI tax expenses.

Net income attributable to parent company’s common shareholders was $37.7 million in 2023, compared to net income attributable to parent company’s common shareholders of $21.2 million in 2022. Diluted net income per share increased by 81.2% to $1.25 in 2023 compared to $0.69 in 2022.

The weighted average number of diluted common shares outstanding was 30,189,421 in 2023 compared with 30,641,274 in 2022.

Balance Sheet

As of December 31, 2023, total cash and cash equivalents, pledged cash and short-term investments were $166.3 million. Total accounts receivable including notes receivable were $269.4 million. Accounts payable including notes payable were $253.6 million and short-term bank loans were $48.0 million. Total parent company stockholders’ equity was $344.5 million as of December 31, 2023, compared to $311.7 million as of December 31, 2022. Net cash flow from operating activities was $19.9 million in 2023, compared to $48.0 million in 2022. Cash paid to acquire property, plant and equipment and land use rights was $18.2 million in 2023, compared to $20.3 million in 2022.

Business Outlook

Management provides revenue guidance for the fiscal year 2024 of $605.0 million. This target is based on the Company’s current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on March 28, 2024 at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management’s presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the “China Automotive Systems” conference call with pin 493763:

Phone Number: +1-888-506-0062 (North America)

Phone Number: +1-973-528-0011 (International)

Mainland China Toll Free: +86-400-120-3199

A replay of the call will be available on the Company’s website under the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People’s Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 8.0 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Stellantis N.V. and Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 28, 2024, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations. A prolonged disruption or any further unforeseen delay in our operations of the manufacturing, delivery and assembly process within any of our production facilities could continue to result in delays in the shipment of products to our customers, increased costs and reduced revenue. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

+1-212-510-8922

Email: Kevin@awakenlab.com

-Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands of USD, except share and per share amounts)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$114,660	$121,216
Pledged cash	40,534	37,735
Short-term investments	11,084	12,861
Accounts and notes receivable, net - unrelated parties (Allowance for credit losses of $15,599 and $14,359, respectively)	261,237	214,308
Accounts and notes receivable, net - related parties (Allowance for credit losses of $1,404 and $1,763, respectively)	8,169	10,016
Advance payments and others, net - unrelated parties (Allowance for credit losses of $22 and $115, respectively)	14,008	10,907
Advance payments and others - related parties	1,991	1,439
Inventories	112,392	112,236
Total current assets	564,075	520,718
Non-current assets:
Property, plant and equipment, net	101,359	106,606
Land use rights, net	9,233	9,555
Intangible assets, net	3,865	1,273
Operating lease assets	278	477
Long-term time deposits	8,647	—
Other receivables, net (Allowance for credit losses of $49 and $50, respectively)	598	46
Advance payment for property, plant and equipment - unrelated parties	3,554	6,331
Advance payment for property, plant and equipment - related parties	5,759	1,884
Long-term investments	60,173	59,810
Deferred tax assets	8,899	7,652
Total assets	$766,440	$714,352

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	$48,005	$45,671
Accounts and notes payable - unrelated parties	240,739	218,412
Accounts and notes payable - related parties	12,839	16,695
Customer deposits	8,633	5,654
Accrued payroll and related costs	11,282	11,628
Accrued expenses and other payables	44,771	48,311
Taxes payable	17,267	17,598
Operating lease liabilities - current portion	203	226
Total current liabilities	383,739	364,195
Long-term liabilities:
Advances payable	282	2,144
Operating lease liabilities - non-current portion	52	255
Long-term loans	1,221	528
Deferred tax liabilities	3,943	4,010
Long-term taxes payable	8,781	15,805

Total liabilities	398,018	386,937
Commitments and Contingencies
Mezzanine equity:
Redeemable non-controlling interests	613	582
Stockholders’ Equity
Common stock, $0.0001 par value - Authorized - 80,000,000 shares Issued – 32,338,302 and 32,338,302 shares at December 31, 2023 and 2022, respectively	3	3
Additional paid-in capital	63,731	63,731
Retained earnings-
Appropriated	11,851	11,851
Unappropriated	284,832	247,174
Accumulated other comprehensive income	(8,258)	(3,413)
Treasury stock – 2,152,600 and 2,152,600 shares at December 31, 2023 and 2022, respectively	(7,695)	(7,695)
Total parent company stockholders’ equity	344,464	311,651
Non-controlling interests	23,345	15,182
Total stockholders’ equity	367,809	326,833
Total liabilities, mezzanine equity and stockholders’ equity	$766,440	$714,352

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Income or Loss

(In thousands of USD, except share and per share amounts)

	Year Ended December 31,
	2023	2022
Net product sales ($47,514 and $44,282 sold to related parties for the years ended December 31, 2023 and 2022)	$576,354	$529,551
Cost of products sold ($27,288 and $28,810 purchased from related parties for the years ended December 31, 2023 and 2022)	472,603	446,157
Gross profit	103,751	83,394
Net gain on other sales	5,788	3,696
Operating expenses:
Selling expenses	15,610	16,910
General and administrative expenses	25,503	26,120
Research and development expenses	29,181	36,109
Total operating expenses	70,294	79,139
Operating income	39,245	7,951
Other income, net	5,345	5,782
Interest expense	(1,021)	(1,450)
Financial income, net	4,666	10,753
Income before income tax expenses and equity in earnings of affiliated companies	48,235	23,036
Less: Income taxes	5,137	3,082
Add: Equity in (loss)/earnings of affiliated companies	(360)	2,389
Net income	42,738	22,343
Net income attributable to non-controlling interest	5,050	1,132
Accretion to redemption value of redeemable non-controlling interests	(30)	(30)
Net income attributable to parent company’s common shareholders	37,658	21,181

Net income attributable to parent company’s common shareholders per share -
Basic	$1.25	$0.69

Diluted	$1.25	$0.69

Weighted average number of common shares outstanding -
Basic	30,185,702	30,639,102
Diluted	30,189,421	30,641,274

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income or Loss

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2023	2022
Net income	$42,738	$22,343
Other comprehensive income:
Foreign currency translation loss	(5,191)	(29,934)
Comprehensive income/(loss)	37,547	(7,591)
Comprehensive income/(loss) attributable to non-controlling interest	4,704	(672)
Accretion to redemption value of redeemable non-controlling interest	(30)	(30)
Comprehensive income/(loss) attributable to parent company	$32,813	$(6,949)

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands of USD, except share and per share amounts)

	2023	2022
Common Stock
Balance at January 1, 2023 and 2022 - 32,338,302 and 32,338,302 shares, respectively	$3	$3
Balance at December 31, 2023 and 2022 - 32,338,302 and 32,338,302 shares, respectively	$3	$3

Additional Paid-in Capital
Balance at January 1	$63,731	$63,731
Balance at December 31	$63,731	$63,731

Retained Earnings - Appropriated
Balance at January 1	$11,851	$11,481
Appropriation of retained earnings	—	370
Balance at December 31	$11,851	$11,851

Unappropriated
Balance at January 1	$247,174	$226,363
Net income attributable to parent company	37,688	21,211
Accretion of redeemable non-controlling interests	(30)	(30)
Appropriation of retained earnings	—	(370)
Balance at December 31	$284,832	$247,174

Accumulated Other Comprehensive (Loss)/Income
Balance at January 1	$(3,413)	$24,717
Net foreign currency translation adjustment attributable to parent company	(4,845)	(28,130)
Balance at December 31	$(8,258)	$(3,413)

Treasury Stock
Balance at January 1, 2023 and 2022 –2,152,600 and 1,486,526 shares, respectively	$(7,695)	$(5,261)
Repurchase of common stock in 2023 and 2022 –nil and 666,074 shares, respectively	—	(2,434)
Balance at December 31, 2023 and 2022 – 2,152,600 and 2,152,600 shares, respectively	$(7,695)	$(7,695)

Total parent company stockholders’ equity	$344,464	$311,651

Non-controlling Interest
Balance at January 1	$15,182	$15,854
Net foreign currency translation adjustment attributable to non-controlling interest	(346)	(1,804)
Net income attributable to non-controlling interest	5,050	1,132
Contribution by non-controlling shareholder of Wuhan Hyoseong	3,459	—
Balance at December 31	$23,345	$15,182

Total stockholders’ equity	$367,809	$326,833

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$42,738	$22,343
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,708	25,173
Deferred income taxes	(1,319)	1,243
Allowance for credit losses	1,564	4,404
Impairment loss on prepayment for investment in Hefei Senye	—	2,676
Equity in (loss)/earnings of affiliates	360	(2,389)
Impairment loss on property, plant and equipment	794	—
(Gain)/loss on disposal of fixed assets	(3)	58
(Increase)/decrease in:
Accounts and notes receivable	(50,699)	(36,935)
Advance payments and others	(3,881)	(41)
Inventories	(1,654)	(5,368)
Other receivables	(556)	—
Increase/(decrease) in:
Accounts and notes payable	22,024	27,271
Customer deposits	3,091	3,580
Accrued payroll and related costs	77	1,628
Accrued expenses and other payables	(2,667)	1,158
Taxes payable	(6,835)	2,925
Advances payable	(1,836)	297
Net cash provided by operating activities	19,906	48,023

Cash flows from investing activities:
Purchase of short-term investments and long-term time deposits	(68,550)	(80,244)
Proceeds from maturities of short-term investments	63,240	75,144
Decrease/(increase) in demand loans and employee housing loans included in other receivables	—	292
Loan to a related party	—	(146)
Cash received from property, plant and equipment sales	2,790	1,514
Cash paid to acquire property, plant and equipment and land use right (including $5,336 and $3,445 paid to related parties for the years ended December 31, 2023 and 2022, respectively)	(18,235)	(20,296)
Cash paid to acquire intangible assets	(3,445)	(188)
Cash received from long-term investment	3,292	3,986
Investment under equity method	(7,729)	(12,802)
Net cash used in investing activities	(28,637)	(32,740)

Cash flows from financing activities:
Proceeds from bank loans	64,776	51,898
Repayment of bank loans and government loans	(61,437)	(49,917)
Repurchase of common shares	—	(2,434)
Repayments of the borrowing under sale and leaseback transaction	—	(1,130)
Cash received from capital contributions by a non-controlling interest holder	3,459	—
Net cash provided by/(used in) financing activities	6,798	(1,583)

Cash and cash equivalents affected by foreign currency	(1,824)	(14,248)
Net decrease in cash and cash equivalents	(3,757)	(548)
Cash, cash equivalents and pledged cash at beginning of year	158,951	159,499
Cash, cash equivalents and pledged cash at end of year	$155,194	$158,951

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (continued)

(In thousands of USD unless otherwise indicated)

 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Year Ended December 31,
	2023	2022
Cash paid for interest	$1,145	$1,492
Cash paid for income taxes	$7,965	$4,044

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:

Non-cash investing activities:

	Year Ended December 31,
	2023	2022
Property, plant and equipment recorded during the year which previously were advance payments	$2,699	$2,473
Change in accounts payable for acquiring property, plant and equipment	$960	$985

	Year Ended December 31,
	2023	2022
Supplemental disclosure of acquisition of operating lease assets	$278	$477